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                                                                   EXHIBIT 10(c)

                        Amendment To The Bank of Boston
                        and Its Subsidiaries Performance
                         Recognition Opportunity Plan



    The Bank of Boston and Its Subsidiaries Performance Recognition Opportunity Plan is hereby amended effective January 27, 1994 as follows:

    1)   Section 6.3.2 of the Plan is hereby amended in its entirety as follows:

         "6.3.2 Approval of Awards. After all the steps contemplated in 6.3.1 have been completed, the Office of the Chairman shall approve the schedule of Eligible Employees receiving awards and the amount of awards for each, except that (i) the Committee shall approve the amount of the awards, if any, for those senior executives of the Participating Subsidiaries so designated by it from time to time, and (ii) the Committee shall recommend to the Board of Directors for approval the amount of the awards, if any, for each of the Chairman of the Board of Directors, the President and any Vice Chairman of the Board of Directors or such other officer or officers as the Committee may recommend and that the Board does so approve. Awards may be approved by the Office of the Chairman, the Committee and the Board of Directors for up to as many as all or as few as none of the persons listed on the schedule of Eligible Employees and awards shall be in such amounts as the Office of the Chairman, the Committee and the Board of Directors, respectively, approves."

    2) Any and all references in the Plan to "Office of the CEO" shall be changed to Office of the Chairman.